Exhibit 99.1

AMERICAN MEDICAL ALERT CORP. ANNOUNCES
SECOND SPECIAL CASH DIVIDEND

OCEANSIDE, New York. – July 19, 2010 – American Medical Alert Corp. (NASDAQ: AMAC) a healthcare communications solutions provider, today announced that its Board of Directors has approved the payment of a special cash dividend of $0.10 (ten cents) per common share.  The dividend will be paid on or about October 1, 2010 to shareholders of record as of the close of business on September 13, 2010.

Jack Rhian, AMAC’s President and CEO stated: “We are pleased that, for the second time, we are able to issue a special cash dividend to shareholders. AMAC’s strong cash flow and solid balance sheet provide us the financial flexibility to return significant cash to our shareholders while also providing the capacity to fuel our multi-pronged growth initiatives. We remain confident in the strength of the Company and are committed to increasing shareholder value through execution of our strategic objectives. Additionally, with the anticipated trend of continued strong cash flow generation, management and the Board of Directors intend to evaluate the option of adopting a recurring cash dividend program in the future.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight US based communication centers under local trade names: HLINK OnCall, North Shore TAS, Live Message America, ACT Teleservice, MD OnCall, Capitol Medical Bureau, American MediConnect and Phone Screen to support the delivery of high quality, healthcare communications.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases.  These include risks and uncertainties relating to competition, government regulation, technological changes and product liability risks.  The Company does not undertake any obligation to update these forward-looking statements for events occurring after the date of this press release.

Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp.
(516) 536-5850 randi.baldwin@amac.com